Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for First Quarter 2008

     Columbia Expansion Continues to Succeed

Greenville, SC, April 15, 2008 - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net operating income for the first quarter of 2008 was $747 thousand, a 6.2% increase when compared to net operating income of $703 thousand for the same period in 2007.  Excluded from net operating income for the first quarter of 2007 is a $255 thousand non-operating gain, net of taxes, related to an increase in market value on property held for sale.

Net income for the three-months ended March 31, 2008 was $747 thousand, or $0.23 per diluted share, a 22.1% decrease when compared to net income, including the non-operating gain on property held for sale, of $958 thousand, or $0.30 per diluted share for the same period in 2007.

Return on average assets for the first quarter of 2008 was 0.46% compared to 0.73% for the same quarter in 2007, or 0.53% excluding the gain on property held for sale in 2007. Return on average shareholders' equity for the first quarter in 2008 was 7.66% compared to 11.03% for the first quarter in 2007, or 8.09% excluding the gain on property held for sale in 2007. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income, excluding the gain on property held for sale) was 63.5% for the 2008 first quarter compared to 62.7% for the 2007 first quarter.

 "Our expansion into the Columbia market continues to be highly successful.  We selected a talented team of bankers who have been able to attract and bring premier clients to our bank," said Art Seaver, CEO.  "During the first quarter of 2008, our Columbia team has added $11.8 million to our loan portfolio, which represented over 42% of our total loan growth in 2008.  In addition, our deposits in the Columbia area were $8.6 million as of March 31, 2008," Seaver added.

The net margin was 2.81% for the first quarter of 2008 compared to 3.01% in the same period in 2007.  Mr. Seaver commented, "Like most other banks, we are experiencing a "tightening" of our net interest margin as the Federal Reserve lowers short-term market rates.  We continue to re-position our bank to be able to minimize the financial impact of various changes in market rates."

Total non-performing assets at March 31, 2008 remain virtually unchanged from December 31, 2007 at 0.74% of total assets.  Non-performing loans declined $1.5 million during the first quarter of 2008 and now represent 0.55% of total loans at March 31, 2008, compared to 0.87% at December 31, 2007 and 0.38% at March 31, 2007.  "Although our company's other real estate owned increased to $2.1 million at March 31, 2008, we believe that these properties are valued appropriately," Mr. Seaver added.

Total assets grew to $684.0 million as of March 31, 2008, compared to $557.7 million as of March 31, 2007, an increase of 22.7%. Loans were $536.8 million at March 31, 2008, an increase of $104.5 million or 24.2%, when compared with $432.4 million at March 31, 2007. Deposits grew 22.2% to $469.1 million at March 31, 2008, compared to $383.9 million at March 31, 2007.

The Company's book value per share was $13.25 as of March 31, 2008, while the closing stock price was $15.10 per share.

EXPLANATION OF USE OF CERTAIN NON-GAAP FINANCIAL MEASURES

AND FORWARD-LOOKING STATEMENTS

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP").  The attached financial highlights provide reconciliations between GAAP net income, operating earnings and noninterest income (which excludes the gain on property held for sale).  The company's management believes that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the company's operating results from period to period in a meaningful manner.  Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, and investors should consider the company's gain on property held for sale in the first quarter of 2007 when assessing the performance of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results as reported under GAAP.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2008 and 2007 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months
	Ended March 31,
	2008	2007
(In thousands, except per share dollar amounts)
Summary Results of Operations Data:
Interest income	$10,342	$8,961
Interest expense	5,948	5,177
Net interest income	4,394	3,784
Provision for loan losses	600	460

Net interest income after provision for loan losses	3,794	3,324
Noninterest income	311	593
Noninterest expense	2,986	2,508
Income before taxes	1,119	1,409
Income tax expense	372	451
Net income	$747	$958

Per Share Data:
Net income, basic	$0.25	$0.33
Net income, diluted	$0.23	$0.30
Book value	$13.25	$12.15

Weighted average number of shares outstanding:
Basic	2,965	2,934
Diluted	3,186	3,245

Performance Ratios:
Return on average assets (1)
GAAP	0.46%	0.73%
Operating (4)	0.46%	0.53%

Return on average equity (1)
GAAP	7.66%	11.03%
Operating (4)	7.66%	8.09%

Net interest margin (1)	2.81%	3.01%

Efficiency ratio (2)	63.47%	57.29%

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	Three Months
	Ended March 31,
	2008	2007
Growth Ratios and Other Data:
Percentage change in net income from the same
quarter of the previous year, (GAAP)	(22.07)%	13.80%
Percentage change in diluted net income per share
from the same quarter of the previous year (GAAP)	(23.33)%	20.00%

Reconciliation of GAAP to Non-GAAP Measures
Net income, as reported (GAAP)	$747	$958
Non-operating items:
Gain on property held for sale, net of income tax	-	255
Operating earnings (net income, excluding non-
operating items)	$747	$703

Noninterest income, as reported (GAAP)	$311	$593
Non-operating items:
Gain on property held for sale	-	375
Operating noninterest income (noninterest income,
excluding non-operating items)	$311	$218

	At March 31,
	2008	2007

Summary Balance Sheet Data:
Assets	$684,017	$557,656
Investment securities	122,321	101,888
Loans (3)	536,822	432,353
Allowance for loan losses	6,224	5,352
Deposits	469,061	383,930
Federal Home Loan Bank Advances and related debt	157,695	118,500
Junior subordinated debentures	13,403	13,403
Shareholders' equity	39,417	35,634

Asset Quality Ratios:
Nonperforming loans, past due and restructured
loans to total loans (3)	0.55%	0.38%
Nonperforming assets, past due and restructured
loans to total assets	0.74%	0.42%
Net charge-offs year to date to average total loans (1)(3)	0.10%	0.06%
Allowance for loan losses to nonperforming loans	210.52%	327.30%
Allowance for loan losses to total loans (3)	1.16%	1.24%

Capital Ratios:
Average equity to average assets	6.02%	6.61%
Leverage ratio	8.00%	9.10%
Tier 1 risk-based capital ratio	9.30%	11.10%
Total risk-based capital ratio	10.40%	12.40%

Growth Ratios and Other Data:
Percentage change in assets	22.66%
Percentage change in loans (3)	24.16%
Percentage change in deposits	22.17%
Percentage change in equity	10.62%
Loans to deposit ratio (3)	114.45%

(1) Annualized for the three month periods.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Includes nonperforming loans.
(4) Return on average assets and return on average equity, on an operating basis, are calculated using operating earnings and operating noninterest income and are non-GAAP measures.